EXHIBIT 21.1

ASPECT COMMUNICATIONS CORPORATION

SUBSIDIARIES OF THE REGISTRANT—JURISDICTION OF INCORPORATION

Aspect Communications AG
Switzerland

Aspect Communications A/S
Denmark

Aspect Communications B.V.
The Netherlands

Aspect Communications Europe B.V.
The Netherlands

Aspect Communications Canada Company
Canada

Aspect Communications GmbH
Germany

Aspect Communications (HK) Ltd.
Hong Kong

Aspect Communications UK Ltd.
United Kingdom

Aspect Communications NV
Belgium

Aspect Communications (S) Pte Ltd.
Singapore

Aspect Communications Pty. Ltd.
Australia

Applications Specific Solutions for Telecommunications SAS
France

Aspect Telecommunications Technology Ltd.
Cayman Islands

Aspect Communications de Mexico
S. de R.L. de C.V.
Mexico

Aspect Telecommunications International Corporation
United States

Aspect Teleservices Corporation
United States

Aspect Communications Real Estate Holding LLC
United States

Aspect Communications K.K.
Japan